SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
NOVEMBER 6, 2003

MAGUIRE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-31717 (Commission File Number)	04-3692625 (I.R.S. Employer Identification Number)

555 West Fifth Street, Suite 5000 Los Angeles, California (Address of principal executive offices)	90013 (Zip Code)

213-626-3300
(Registrant’s telephone number, including area code)

ITEM 2. Acquisition of Assets
ITEM 7.Financial Statements and Exhibits
SIGNATURES
EXHIBIT 2.1
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4
EXHIBIT 99.5

ITEM 2. Acquisition of Assets

     Acquisition of One California Plaza

     On November 6, 2003, Maguire Properties, L.P. (the “Operating Partnership”), the operating partnership subsidiary of Maguire Properties, Inc. (the “Company”), a real estate investment trust, completed the acquisition of the One California Plaza office building in Los Angeles from Metropolitan Life Insurance Company (“Met Life”). The Operating Partnership acquired the property through its wholly owned subsidiary, Maguire Properties—One Cal Plaza, LLC. The purchase price, which was determined through negotiations between the Operating Partnership and Met Life, was $225.0 million. The Operating Partnership funded the purchase price with cash on hand and a $146.3 million, seven-year mortgage loan at a fixed interest rate of 4.73% provided by Met Life.

     One California Plaza is a 42-story Class A building located at 300 South Grand Avenue in the Bunker Hill submarket of Downtown Los Angeles, immediately across from the Company’s WellsFargo Center. The property contains office and retail space over 95% leased and is occupied by tenants including Skadden, Arps, Slate, Meagher and Flom, Morgan, Lewis & Bockius, Bank of the West, Riordan & McKenzie and Bankers Trust. The property is subject to a ground lease with the Los Angeles Community Redevelopment Agency, with a 79-year remaining term.

ITEM 7. Financial Statements and Exhibits

     Financial Statements

     (a)  Financial Statements of business acquired.

Financial statements for One California Plaza will be filed by amendment as soon as practicable, but not later than January 19, 2004.

     (b)  Pro forma financial information.

Pro forma financial information for One California Plaza will be filed by amendment as soon as practicable, but not later than January 19, 2004.

     (c)  Exhibits

Exhibit No.

2.1	Purchase and Sale Agreement, dated September 5, 2003 by and among Metropolitan Life Insurance Company and Maguire Properties, Inc. and Amendments dated September 5, 2003.

99.1	Deed of Trust, Security Agreement and Fixture Filing, dated November 6, 2003, by Maguire Properties-One Cal Plaza, LLC to Chicago Title Insurance Company, as Trustee, for the benefit of Metropolitan Life Insurance Company, as beneficiary.

99.2	Promissory Note, dated November 6, 2003, by Maguire Properties-One Cal Plaza, LLC in favor of Metropolitan Life Insurance Company.

99.3	Guaranty of Recourse Obligations, dated November 6, 2003, by Maguire Properties, L.P. in favor of Metropolitan Life Insurance Company.

99.4	Unsecured Indemnity Agreement dated November 6, 2003, by Maguire Properties-One Cal Plaza, LLC and Maguire Properties, L.P. in favor of Metropolitan Life Insurance Company.

99.5	Lease of Phase 1A, dated August 26, 1983, between The Community Redevelopment Agency of the City of Los Angeles, California and Bunker Hill Associates and Amendments dated September 13, 1985 and December 29, 1989.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/	Dallas E. Lucas

Dallas E. Lucas
Executive Vice President and
Chief Financial Officer

Dated: November 20, 2003